Exhibit 99.1

Handleman Company Contact:	Media Relations Contact:
Greg Mize	David Bassett
Vice President, Investor Relations	Marx Layne & Company
(248) 362-4400 extension 211	(248) 855-6777 extension 132

FOR IMMEDIATE RELEASE

HANDLEMAN COMPANY ELECTS THOMAS S. WILSON
TO ITS BOARD OF DIRECTORS

Troy, Michigan — October 28, 2004 — Handleman Company (NYSE: HDL), www.handleman.com, today announced that Thomas S. Wilson has been elected to the Company’s Board of Directors effective November 23, 2004.

Mr. Wilson has served as President of Palace Sports and Entertainment, Inc. since 1993, overseeing the operations of the Detroit Pistons, Detroit Shock and Tampa Bay Lightning, and such entertainment venues as The Palace, DTE Energy Music Theatre and Meadow Brook Music Festival in Michigan and the St. Pete Forum in Florida. Prior to this position, Mr. Wilson served as Chief Executive Officer for the Detroit Pistons. He is a member of the William Beaumont Hospital Board of Trustees and the Board of Directors for Boy’s Hope and CATCH (Caring Athletes Team for Children’s & Henry Ford Hospitals).

Stephen Strome, Handleman Company Chairman and CEO said, “We are pleased to welcome Tom Wilson to our Board of Directors. His extensive experience and consistent success within the entertainment industry — including marketing, promotions, event management, and delivering an ever-changing model for success - will strengthen our Board as we grow our category management and distribution of entertainment products.”

The addition of Mr. Wilson increases the number of Handleman Company Board members to nine.

About Handleman Company

Handleman Company is a category manager and distributor of prerecorded music to mass merchants in the United States, United Kingdom, Canada, Brazil and Argentina. As a category manager, the Company manages a broad assortment of titles to optimize sales and inventory productivity in retail stores and also provides direct-to-store shipments, marketing and in-store merchandising.